Exhibit 2.2

CORPORATE BY-LAWS

OF

PLANTERS HOLDING COMPANY

PREAMBLE

These By-Laws are subordinate to and governed by the provisions of the Charter of Incorporation of this Corporation.

ARTICLE I.

Shares of Stock

Section 1.   CAPITAL STOCK.   The capital stock of this corporation shall be divided into One Hundred Thousand (100,000) shares. Said shares shall all be common stock of the par value of Ten Dollars ($10.00). The Board of Directors shall have the right to establish and, when necessary, to change the sale price of said stock from time to time by proper action, subject to the provisions of the Charter of Incorporation. This stock shall be issued from time to time in such amounts as the Board of Directors may determine.

Section 2.   CERTIFICATE OF STOCK.   Each stockholder of the corporation whose stock has been paid for in full, shall be entitled to a certificate showing the amount of stock owned by him and standing on the books of the corporation in his name. Each certificate shall be numbered and shall bear the signature of the President or Vice President and of the Secretary or Assistant Secretary and the corporate seal attached. A full record of each certificate as issued shall be entered on the corresponding stub of the stock certificate book.

Section 3.   TRANSFERS.   Transfer of stock shall be made upon the proper books of the corporation, and shall be preceded by the surrender of the transferred certificate by the holder thereof, either in person or by his attorney thereof. Surrendered certificates shall be cancelled and attached to the corresponding stub in the stock certificate book. No stock shall be voted at any election within thirty (30) days after its transfer on the books of the corporation.

Section 4.   CLOSING OF TRANSFER BOOKS.   Each stockholder shall have the right to inspect the books and records of the corporation at any time during regular business hours of the corporation. However, the stock books shall be closed for the annual meeting of the stockholders and for the payment of dividends during a period of thirty (30) days immediately prior thereto, and during such period no stock shall be transferred upon said books.

Section 5.   LOST CERTIFICATES.   In the case of the loss of any certificate of shares of stock, upon due proof by the registered holder or his representatives by affidavit of such loss, the Secretary shall issue a duplicate certificate in its place, upon the corporation being fully indemnified therefor.

Section 6.   LIEN FOR PURCHASE PRICE.   The corporation shall have a first lien on all the shares of its capital stock and upon the dividends declared upon said stock for any indebtedness of the respective holders thereof to the corporation.

Section 7.   DIVIDENDS.   The Board of Directors may declare dividends from the unrestricted earned surplus or from the net profits of the corporation, having due regard to the reserves and funds acquired by the corporate operations.

ARTICLE II.

Meeting of Stockholders

Section 1.   TIME, PLACE AND PURPOSE.   The annual meeting of the stockholders of this corporation shall be held at the principal office of the corporation in the City of Indianola, or at any other place either within or without the State of Mississippi, which may be designated in the notice given by the President, on the second Wednesday in January of each year or as soon thereafter as the majority of the stockholders assemble. If the said date is a legal holiday, then the meeting will be held on the following day. The purpose of the meeting will be the election of directors and for the transaction of any other business that may properly come before the meeting.

Section 2.   SPECIAL MEETING.   Special meetings of the stockholders may be called by the President or Secretary whenever they shall deem expedient and shall be called by either of them at the written request of or by vote of two-thirds (2/3) of the Board of Directors, or at the written request by stockholders of record owning a majority in number of the entire capital stock of the corporation then issued and outstanding. No business shall be transacted at a special meeting except as stated in the notice of the said meeting sent to the stockholders, either in person or by proxy, of all such stock being represented at the meeting.

Section 3.   ACTION BY CONSENT.   Any action which may be taken at a meeting of stockholders may be taken without a meeting if authorized by a writing signed by all of the holders of stock who would be entitled to vote at a meeting for such purpose, and filed with the secretary of the corporation.

Section 4.   NOTICE.   Written notice of any stockholders meeting shall be mailed to each stockholder of record at his last known address as the same appears on the stock book of the corporation, at least ten (10) days prior to any meeting. Notwithstanding the above, if all of the holders of the outstanding stock of this corporation waive notice of the meeting, no such notice shall be required and whenever a majority of the holders, of the outstanding stock of the corporation shall meet in person or by proxy after all of the holders of the outstanding stock of this corporation have waived notice, such meeting shall be valid for all purposes and at such meeting any corporate act shall be valid.

Section 5.   QUORUM.   At any meeting of the stockholders, the holders of the majority of all shares of the capital stock of the corporation issued and outstanding, present in person or represented by proxy, shall constitute a quorum. Meetings at which less than a quorum is represented may, however, be adjourned from time to time to a future date by a majority vote of the stock there represented, without the necessity of any further notice other than the announcement at such meeting; when a quorum shall be present upon any such adjourned day, any business may be transacted which might be transacted at the meeting as originally called.

Section 6.   VOTING.   Each stockholder shall be entitled to one vote for each share of stock registered in his name on the book of the corporation, whether represented in person or by proxy. All proxies shall be duly appointed in writing, properly signed, and filed with the Secretary at least five (5) days before a meeting. Affirmative vote of a majority of the stock represented at any meeting shall be required to carry any resolution or motion.

Section 7.   VOTING OF SHARES BY CERTAIN HOLDERS.   Shares standing in the name of another corporation may be voted by such officer, agent or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine.

Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name.

Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Shares of its own stock belonging to the corporation or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total number of outstanding shares at any given time.

Section 8. ORDER OF BUSINESS. The order of business to be transacted at the annual meeting of the stockholders shall be as follows:

1.	Presentation of proxies and qualifications.
2.	Reading of minutes of preceding meeting.
3.	Reports of officers and committees.
4.	Election of directors.
5.	Unfinished business.
6.	New business.

ARTICLE III.

Directors

Section 1.   DUTIES.   The Directors shall have the general management and control of the business and affairs of the corporation, and shall exercise all the powers that may be exercised and/or performed by the corporation, under the Charter of Incorporation, the By-Laws and State Statutes.

Section 2.   NUMBER AND TERM OF OFFICE.   The business and property of the corporation shall be managed and controlled by the Board of Directors. The Board of Directors shall consist of not less than five members (the numbers to be fixed by the stockholders each year) who shall be elected annually by the stockholders at their annual meeting.

Section 3.   VACANCIES.   Vacancies on the Board of Directors occurring between annual meetings by the reason of death, resignation or other causes, shall either remain vacant until the next annual meeting of stockholders or such vacancy shall be filled by the stockholders at a special meeting electing a Director to fill the unexpired term. The person or persons so elected shall serve the unexpired portions of the terms until the next annual meeting of the stockholders, providing that if and when the number of vacancies which have occurred since the last meeting of stockholders shall have reduced the number of Directors elected at the last meeting of stockholders to less than two-thirds (2/3) of the number so elected, vacancies on the Board shall not be permitted to remain, but instead the Secretary shall immediately call a special meeting of stockholders to fill such vacancies, or to elect a new Board of Directors.

Section 4.   TIME AND PLACE OF MEETING.   The Directors shall meet on a regular basis at least once each three (3) months. The annual meeting of the Board of Directors shall be held annually on the second Wednesday in January of each year, immediately following the annual stockholders meeting or as soon thereafter as practicable. Meetings of the Board may be held at any place within or without the State of Mississippi as the President or two-thirds (2/3) of the Directors may, from time to time, determine.

Section 5.   SPECIAL MEETINGS.   A special meeting of the Board of Directors may be called by the President or any two Directors by giving five (5) days written notice to each Director. At any such special meeting a majority of the Board of Directors shall constitute a quorum. By unanimous consent of the Directors, special meetings of the Board may be held without notice, at any time and place. At the special meetings herein provided for any and all types and items of business may be taken up, considered, acted upon and transacted.

Section 6.   CALL AND NOTICE OF MEETINGS.   Directors shall be notified in writing, at least five (5) days prior thereto, of the time, place and purpose of all meetings of the Board. Any Director shall be determined to have waived notice by his attendance at any meeting, unless he shall specify at the inception of the meeting that the minutes shall record the absence of notice. Written notice of all regular and special meetings, except those where notice is waived by consent, shall be delivered, either personally or by mail, to each Director by the Secretary. If given by mail, such notice shall be deemed to have been properly given when posted in any regularly maintained United States mail receptacle, postage fully prepaid, correctly addressed to the last known address of each Director as reflected by the records of the corporation.

Section 7.   QUORUM.   A quorum of the Board of Directors shall consist of a majority of the Directors duly elected and qualified. However, no officer of the corporation shall be removed nor shall the By-Laws be amended by a vote of less than two-thirds (2/3) of the total number of Directors elected and qualified. If at the meeting of the Board of Directors there be less than a quorum present, a majority of those present may adjourn the meeting from time to time. The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless, however, the vote of a greater number be required by applicable provisions, if any, of the Mississippi Business Corporation Law.

Section 8.   DUTY TO ELECT OFFICERS.   The Directors shall elect the officers of the corporation, such election to be held at the Directors' meeting immediately following each annual shareholders' meeting; or if, in the discretion of a majority of the Board of Directors, the need arises, additional officers may be elected at any regular or special meeting of the Directors. The salaries of officers of the corporation shall be fixed by majority vote of the Board of Directors as then duly constituted, in its discretion, or by its designee, if any.

Section 9.   VOTE OF DIRECTORS.   At all meetings of the Board of Directors, each Director shall have one vote, irrespective of the number of shares of the stock of the corporation that he may hold, if any.

Section 10.   COMPENSATION.   The Directors shall receive such compensation for their services as Directors and as members of any committee appointed by the Board as may be prescribed by the Board of Directors. They shall be reimbursed by the Corporation for ordinary and reasonable expenses incurred in the performance of their duties.

Section 11.   ORDER OF BUSINESS.   The usual order of business at meetings of the Board of Directors will be as follows:

1.	Roll call; a quorum being present.
2.	Reading of minutes of the preceding meeting.
3.	Consideration of communications to the Board.
4.	Reports of officers and committees.
5.	Unfinished business.
6.	New business.

Section 12.   VACANCY ON BOARD.   As required by Section 79-3-73, Mississippi Code of 1972, any vacancy occurring in the Board of Directors or any directorship to be filled by reason of an increase in the number of Directors shall be filled only by the shareholders at the annual shareholders' meeting, or at a special shareholders' meeting called for that purpose. A Director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

Section 13.   REMOVAL OF DIRECTOR.   Pursuant to the requirements and provisions of Section 79-3-75, Mississippi Code of 1972, removal of Directors may be effected with or without cause, but only at a meeting of the shareholders called expressly for such purpose. The entire Board of Directors may be removed by a vote of the holders of a majority of the shares of the corporation then entitled to vote at an election of Directors; but if less than the entire Board is to be removed, no one of the Directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors.

Section 14.   STATEMENT OF CONDITION.   At each annual shareholders' meeting the Directors shall submit a statement of the business done during the preceding year, together with a report of the general financial condition of the corporation, its operations, the status of its affairs and the condition of its tangible property; and shall advise with the shareholders, as they may require, concerning appraising, fixing and approving, for the ensuing corporate year, the true, actual market (not "book") value per share of all of the stock of the corporation then issued and outstanding.

Section 15.   INDEMNITY OF DIRECTOR OR OFFICER.   The Board of Directors shall have the authority to indemnify any Director or officer, or any person who has served as a Director or officer, of the corporation for reasonable legal expenses incurred in any proceedings brought against such person by reason of his activities associated with the corporation; and such authority shall exist regardless of the fact that such person may be found negligent, or guilty of other misconduct.

Section 16.   RIGHTS, POWERS AND RESPONSIBILITIES.   In general, the Board of Directors, and the individual members thereof, may enjoy and exercise all of the rights, powers and privileges and shall perform and discharge all of the responsibilities and obligations and shall assume, as applicable, all of the liabilities, all as expressed and contained in the Mississippi Business Corporation Law and shall function within the restrictions and limitations therein set forth and thereby imposed.

Section 17.   MANIFESTATION OF DISSENT.   A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have ascended to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

ARTICLE IV.

Committees

Section 1.   EXECUTIVE COMMITTEE.   The Board of Directors may appoint from among its members an executive commitee of not less than two (2) nor more than seven (7) members, one of whom shall be the president, and shall designate one of such members as chairman. The Board may also designate one or more of its members as alternates to serve as a member or members of the executive committee in the absence of a regular member or members. The Board of Directors reserves to itself alone the power to declare dividends, issue stock, recommend to Stockholders any action requiring their approval, change the membership of any committee at any time, fill vacancies therein, and discharge any committee either with or without cause at any time. Subject to the foregoing limitations, the executive commitee shall possess and exercise all other powers of the Board of Directors during the intervals between meetings.

Section 2.   OTHER COMMITTEES.   The Board of Directors may also appoint from among its own members such other committees as the Board may determine, which shall in each case consist of not less than two (2) Directors, in which shall have such powers and duties as shall from time to time be prescribed by the Board. The president shall be a member ex officio of each committee appointed by the Board of Directors.

Section 3.   RULES OF PROCEDURE.   A majority of the members of any committee may fix its rules of procedure. All action taken by any committee shall be reported to the Board of Directors at a meeting succeeding such action and shall be subject to revision, alteration and approval by the Board of Directors; provided that no rights or acts of third parties shall be affected by any such revision or alteration.

ARTICLE V.

Officers

Section 1.   NUMBER OF OFFICERS.   The officers of this corporation shall consist of a Chairman of the Board of Directors, a President, a Secretary and Treasurer and such other officers as may be from time to time chosen and appointed by the Board of Directors. The offices of Secretary and Treasurer may be combined and held by the same person if so designated by a majority of the Board of Directors. In no case, however, shall any officer execute, acknowledge, or verify any instrument in more than one capacity.

Section 2.   ELECTION OF OFFICERS.   The Board of Directors is fixed with sole authority to elect the officers of this corporation. Each of the officers so elected shall serve for a term of one (1) year, or until the next annual election, unless his term of office shall be designated by the Board of Directors as some other period. Any officers of the corporation may be removed at any time by the Board of Directors, with or without cause.

Section 3.   COMPENSATION.   The Board of Directors shall fix the salaries and any other compensation of the officers of the corporation.

Section 4.   REMOVAL.   The Board of Directors may remove any officer whenever, in its judgment, the interest of the corporation will best be served thereby. Any officer may be removed by the stockholders by a majority vote represented at any meeting of the stockholders.

Section 5.   OFFICER VACANCIES.   Vacancies in the respective offices may be filled by the Board of Directors.

ARTICLE VI.

Duties of Officers

Section 1.   CHAIRMAN OF THE BOARD OF DIRECTORS.   The Chairman of the Board of Directors if elected, or failing his election, the President, shall preside at all meetings of the Board of Directors and shall perform such other duties as may be prescribed from time to time by the Board of Directors or the By-Laws.

Section 2.   PRESIDENT.   The President shall be the Chief Executive and Administrative Officer of the Corporation. He shall preside at all meetings of the stockholders and, in the absence of the Chairman of the Board, at meetings of the Board of Directors. He shall have general charge of and control over the affairs of the corporation, subject to the powers vested in the Board of Directors. The President shall have the responsibility of hiring, firing, administering and managing the personnel of the corporation, and shall be authorized to delegate to others, except officers of the corporation whose duties are outlined by the By-Laws, such duties as may be required.

Section 3.   SECRETARY.   The Secretary shall keep, or supervise the keeping of, a record of the minutes of the proceedings of meetings of stockholders and Directors and he shall give notice of such meetings as required in these By-Laws. He shall have custody and possession thereof by authority of the Board of Directors.

Section 4.   TREASURER.   The Treasurer shall keep, or supervise the keeping of, accounts of all monies of the corporation received or disbursed and shall deposit all monies and valuables in the name of and to the credit of the corporation in such bank or banks as the Board of Directors shall designate. All checks for the payment of money shall be signed by such officer or officers of the corporation as the Board of Directors, by resolution, shall designate. The Treasurer is authorized to have such assistance as he may require for the purposes herein set forth, subject to the approval of the Board of Directors. He shall prepare, or have prepared, such reports of the financial condition of the corporation as may be required.

Section 5.   EXERCISE OF CORPORATION'S RIGHTS AS STOCKHOLDER.   Unless otherwise ordered by the Board of Directors, the President shall have full power and authority on behalf of the Corporation to attend and to vote at any meeting of Stockholders of Planters Bank and Trust Company and any other Corporation in which this Corporation may hold stock. He may exercise on behalf of this corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, and shall have power and authority to execute proxies and consents on behalf of this corporation in connection with the exercise by this corporation of the rights and powers incident to the ownership of such stock. The Board of Directors, from time to time, may confer like powers upon any other person or persons.

ARTICLE VII.

Depository

The Board of Directors shall have authority to designate one or more banks as depositories and to execute resolutions authorizing specific officers to sign and countersign checks, notes, etc., with or without specified limits as to circumstances and amounts.

ARTICLE VIII.

Corporate Seal

The Board of Directors shall provide a suitable seal bearing the name of the corporation, which seal shall be in the custody of the Secretary.

ARTICLE IX.

Fiscal Year

The fiscal year of this corporation shall be the calendar year beginning January 1 and ending December 31 of each year.

ARTICLE X.

Notice

Any notice required by statute or by these By-Laws to be given to the stockholders, Directors, or to any officer of the corporation shall be determined to be sufficient if deposited in a post office box, in a sealed, postage prepaid wrapper, addressed to the stockholder, Director or officer at his last known address. Such notice shall be determined to have been given at the time of such mailing.

ARTICLE XI.

Amendments

The stockholders or the Board of Directors, in accordance with the provisions hereof, may alter, amend, add to or repeal these By-Laws; provided, that the Board of Directors shall not make or alter any By-Laws fixing the qualifications, classifications or term of office of the Directors. Any amendments to the By-Laws by the Board of Directors shall require affirmative vote of two-thirds (2/3) of the Directors elected at the last preceding meeting of the stockholders at which time an election of Directors was held.

The By-Laws may be amended by a vote of a majority of the stockholders present at any duly constituted annual meeting or special meeting of the stockholders for that purpose. For such amendment to be made at an annual meeting of stockholders there need be no notice of the amendment in the call for said meeting. No By-Laws enacted by vote of the stockholders shall be voided, amended or annulled by vote of the Directors during the twelve month period immediately subsequent to its enactment.